Exhibit (i)(2)

[LETTERHEAD OF DECHERT LLP]

December 21, 2016

DBX ETF Trust

345 Park Avenue

New York, NY 10154

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 376 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-170122; 811-22487)

Dear Ladies and Gentlemen:

We have acted as counsel to DBX ETF Trust (the “Trust”) in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest, $0.01 par value, of Deutsche X-trackers FTSE Developed ex US Comprehensive Factor ETF, Deutsche X-trackers FTSE Emerging Comprehensive Factor ETF, Deutsche X-trackers Russell 1000 Comprehensive Factor ETF and Deutsche X-trackers Russell 2000 Comprehensive Factor ETF (the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 376 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 378 pursuant to the Investment Company Act of 1940, as amended. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Trust’s Declaration of Trust, as amended (the “Declaration”), and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in accordance with the Trust’s Declaration, Designation and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Miscellaneous Information—Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP

Dechert LLP